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
                                Exhibit 23.1






Consent of Independent Auditors'

The Board of Directors
Airgas, Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 33-39433, 33-39325, 33-48388, 33-57893, 33-61301, 33-63201, 33-64633, 33-61899
and 333-08113) on Form S-3, and (Nos. 33-25419, 33-21780, 33-33954, 33-64056,
33-64058, 33-64112, 33-64114 and 333-28261) on Form S-8 of Airgas, Inc. of our
report dated May 8, 1997, relating to the consolidated balance sheets of Airgas, Inc. and subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended March 31, 1997, which report is included in the March 31, 1997 Annual Report on Form 10-K of Airgas, Inc.


KPMG Peat Marwick LLP


Philadelphia, Pennsylvania
June 10, 1997

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